Exhibit 99.1

Five Point Holdings, LLC Announces Fourth Quarter 2017 Results

Fourth Quarter 2017 and Recent Highlights

•	Cash and cash equivalents of $848.5 million at December 31, 2017.

•	No outstanding cash borrowings under $125 million revolving credit facility.

•	Issued $500 million of 7.875% unsecured senior notes due 2025.

•	Tax Receivable Agreement liability was reduced by $105.6 million as a result of the recent tax reform legislation.

Aliso Viejo, CA, March 29, 2018 (Business Wire) – Five Point Holdings, LLC (“Five Point” or “the Company”), an owner and developer of mixed-use master-planned communities in California, today reported fourth quarter 2017 financial results.

“2017 was a transformational year for Five Point in which we became a public company with sufficient liquidity to fund the company’s land development needs while also making significant progress at our communities,” said Emile Haddad, Chairman and CEO of Five Point. “The combination of vibrant job growth and limited housing supply in our core markets bodes well for our land portfolio heading into 2018. Buyer demand at the Great Park Neighborhoods in Irvine remains strong and we continue to move forward with our development program at Newhall Ranch in Los Angeles County. In San Francisco, our design and development program for residential, retail, and commercial uses continues to be refined with a focus on the Candlestick portion of the community. We remain committed to maintaining a strong balance sheet while pursuing our twin goals of investing in long-term land assets that can generate substantial free cash flow while developing a commercial portfolio of income producing properties.”

Fourth Quarter 2017 Consolidated Results

Liquidity and Capital Resources

As of December 31, 2017, we had $848.5 million of cash and cash equivalents and no cash borrowings under our operating company’s $125 million unsecured revolving credit facility. Total capital of Five Point was $1.9 billion as of December 31, 2017, reflecting $3.0 billion in assets and $1.1 billion in liabilities.

In November 2017, the Operating Company issued $500.0 million of 7.875% unsecured senior notes due 2025 in a private placement. We intend to use the net proceeds of the offering for general corporate purposes, which may include funding development activities at our communities.

Results of operations

Revenues. Revenues were $22.3 million for the three months ended December 31, 2017 primarily generated from the sale of remnant parcels in Sacramento and Los Angeles County in addition to management services revenue and collection of various builder fees attributable to previous land sales. There were no land sales at Newhall Ranch or The San Francisco Shipyard and Candlestick Park during the fourth quarter 2017.

Other income. For the three months ended December 31, 2017, the Company recognized $105.6 million of other income resulting from an adjustment to reduce the payable pursuant to our tax receivable agreement, primarily as a result of the Tax Cuts and Jobs Act of 2017’s reduction in the corporate tax rate.

Equity in loss from unconsolidated entities. Equity in loss from unconsolidated entities was $11.8 million for the three months ended December 31, 2017. The loss was primarily due to our proportionate share of the Great Park Venture’s net loss during the quarter of $77.4 million. After adjusting for amortization and accretion of the basis difference, our equity in loss from our 37.5% percentage interest in the Great Park Venture was $12.0 million. Equity in earnings from our 75% interest in the Gateway Commercial Venture was $0.2 million for the three months ended December 31, 2017.

Selling, general, and administrative. Selling, general, and administrative expenses were $29.7 million for the three months ended December 31, 2017 and were largely comprised of employee related costs, including $4.5 million in share based compensation expense.

Net income (loss). Consolidated net income for the quarter was $81.9 million primarily due to the adjustment to the payable associated with the tax receivable agreement. The net loss attributable to Non-Controlling Interests totaled $13.4 million. As a result, net income attributable to the company was $95.3 million.

Segment Results

Newhall Segment – We are continuing land development activities and expect to start deliveries in Mission Village in late 2019. Mission Village is approved for up to 4,055 homesites and approximately 1.6 million square feet of commercial development. Although we entered into a settlement with key national and state environmental and Native American organizations in September 2017, we are still involved in related lawsuits with two local environmental groups that did not join the settlement regarding the approvals and permits that have been issued for development areas within Newhall Ranch.

Total revenues were $15.8 million for the fourth quarter 2017. In October 2017, we sold the remaining 153 residential homesites on approximately 24 acres at our property in Sacramento, California for gross proceeds of $7.2 million. Additional land sale revenues in the period represent recognition of deferred revenue, and collection of various builder fees related to prior period land sales. Selling, general, and administrative expenses were $5.7 million for the fourth quarter.

San Francisco Segment – We are continuing our land development activities at Candlestick and Hunter’s Point. We are working with the City of San Francisco to increase the total amount of commercial square footage entitlement at Shipyard/Candlestick by over 2 million square feet. We currently expect to receive approval for the increased entitlement in 2018.

Total revenues were $1.9 million for the fourth quarter 2017. Revenues during the quarter are mostly attributable to fees generated from our management agreements in which we provide certain management services to ventures in which Lennar is an investor. There were no land sales at The San Francisco Shipyard and Candlestick Point during the three months ended December 31, 2017. Selling, general, and administrative expenses were $7.5 million for the fourth quarter.

Great Park Segment – As of December 31, 2017, based on reports we receive from third party homebuilders, the percentage of homes sold in Parasol Park, the only active development area within the Great Park Neighborhoods was 78%. As of March 2018, Parasol Park is now more than 90% sold out, and the Great Park Venture opened a new development area in early March where we previously delivered 1,007 homesites to eight builders.

Total segment revenues were $19.8 million for the fourth quarter 2017, partially resulting from the recognition of deferred land sale revenues from prior period land sales in addition to the collection of builder marketing fees that were also recognized. The Great Park segment’s net loss for the quarter was $75.9 million, mostly attributable to the Great Park Venture’s recognition and accrual of incentive compensation management fee expense for services provided by the Great Park Venture’s managers.

We do not consolidate the financial results of the Great Park Venture but instead account for our 37.5% percentage interest using the equity method. After taking into account the investment basis difference adjustment, the Company’s investment in the Great Park Venture decreased by $12.0 million for the three months ended December 31, 2017.

Commercial Segment – For the three months ended December 31, 2017, our commercial segment recognized $6.3 million in revenues from the triple net lease with Broadcom and our property management services. Expenses were mostly comprised of depreciation, amortization and interest expense totaling $4.5 million. Our segment net income was $0.6 million and our share of equity in income from the Gateway Commercial Venture totaled $0.2 million for the three months ended December 31, 2017.

Corporate Developments

On March 21, 2018, we appointed Lynn Jochim, formerly our Executive Vice President, and Kofi Bonner, formerly our Regional President-Northern California, to be our Co-Chief Operating Officers, and we appointed Greg McWilliams, formerly our Regional President-Southern California, to be our Chief Policy Officer.

Conference Call Information

In conjunction with this release, Five Point will host a conference call today, Thursday, March 29, 2018 at 5:00 pm Eastern Time. Emile Haddad, Chairman, President and Chief Executive Officer, and Erik Higgins, Vice President and Chief Financial Officer, will host the call. Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at ir.fivepoint.com. The online replay will be available on the same website immediately following the call. The conference call can also be accessed by dialing (877) 425-9470 (domestic) or (201) 389-0878 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13677847. The replay will be available until 11:59 p.m. Eastern Time on April 12, 2018.

About Five Point

FivePoint, headquartered in Aliso Viejo, California, designs and develops mixed-use, master-planned communities in coastal California. FivePoint is developing vibrant and sustainable communities in Orange County, Los Angeles County, and San Francisco County that will offer homes, commercial, retail, educational, and recreational elements as well as civic areas, parks, and open spaces. FivePoint’s three communities are: Great Park Neighborhoods® in Irvine, Newhall Ranch® near Valencia in Los Angeles County, and The San Francisco Shipyard/Candlestick Point in the City of San Francisco. The communities are planned to include approximately 40,000 residential homes and approximately 21 million square feet of commercial space.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our quarterly reports on Form 10-Q, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Investor Relations:

Bob Wetenhall, 949-349-1087

bob.wetenhall@fivepoint.com

or

Media:

Steve Churm, 949-349-1034

steve.churm@fivepoint.com

Source: Five Point Holdings, LLC

FIVE POINT HOLDINGS, LLC

SELECTED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
REVENUES:
Land sales	$9,398	$4,820	$17,257	$9,561
Land sales—related party	2,005	549	87,556	2,512
Management services—related party	6,100	7,956	22,517	16,856
Operating properties	4,760	3,204	12,101	10,439

Total revenues	22,263	16,529	139,431	39,368

COSTS AND EXPENSES:
Land sales	904	1,199	84,659	356
Management services	2,913	5,174	10,791	9,122
Operating properties	3,143	2,845	11,450	10,656
Selling, general, and administrative	29,738	25,899	122,274	120,667
Management fees—related party	—	—	—	1,716

Total costs and expenses	36,698	35,117	229,174	142,517

OTHER INCOME:
Adjustment to payable pursuant to tax receivable agreement	105,586	—	105,586	—
Interest income	2,577	—	2,577	—

Total other income	108,163	—	108,163	—

EQUITY IN (LOSS) EARNINGS FROM UNCONSOLIDATED ENTITIES	(11,808)	(877)	5,776	(1,356)

INCOME (LOSS) BEFORE INCOME TAX BENEFIT	81,920	(19,465)	24,196	(104,505)
INCOME TAX BENEFIT	—	3,432	—	7,888

NET INCOME (LOSS)	81,920	(16,033)	24,196	(96,617)
LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(13,407)	(12,946)	(49,039)	(63,351)

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$95,327	$(3,087)	$73,235	$(33,266)

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)

(Unaudited)

	December 31,
	2017	2016
ASSETS
INVENTORIES	$1,425,892	$1,360,451
INVESTMENT IN UNCONSOLIDATED ENTITIES	530,007	417,732
PROPERTIES AND EQUIPMENT, NET	29,656	34,409
ASSETS HELD FOR SALE, NET	4,519	—
INTANGIBLE ASSET, NET—RELATED PARTY	127,593	127,593
CASH AND CASH EQUIVALENTS	848,478	62,304
RESTRICTED CASH AND CERTIFICATES OF DEPOSIT	1,467	2,343
MARKETABLE SECURITIES—HELD TO MATURITY	—	20,577
RELATED PARTY ASSETS	3,158	82,411
OTHER ASSETS	7,585	6,762

TOTAL	$2,978,355	$2,114,582

LIABILITIES AND CAPITAL
LIABILITIES:
Notes payable, net	$560,618	$69,387
Accounts payable and other liabilities	167,620	114,080
Liabilities related to assets held for sale	5,363	—
Related party liabilities	186,670	221,157
Payable pursuant to tax receivable agreement	152,475	201,845

Total liabilities	1,072,746	606,469

CAPITAL:
Class A common shares; No par value; Issued and outstanding: 2017—62,314,850 shares; 2016—37,426,008 shares
Class B common shares; No par value; Issued and outstanding: 2017—81,463,433 shares; 2016—74,320,576 shares
Contributed capital	530,015	260,779
Retained earnings (accumulated deficit)	57,841	(15,394)
Accumulated other comprehensive loss	(2,455)	(2,469)

Total members’ capital	585,401	242,916
Noncontrolling interests	1,320,208	1,265,197

Total capital	1,905,609	1,508,113

TOTAL	$2,978,355	$2,114,582

FIVE POINT HOLDINGS, LLC

SUPPLEMENTAL DATA

(In thousands)

(Unaudited)

December 31, 2017
Cash and cash equivalents	$848,478
Borrowing capacity (1)	124,000

Total liquidity	$972,478

(1)	As of December 31, 2017, no funds have been drawn on the Company’s $125.0 million Revolving Credit Facility; however, letters of credit of $1.0 million are issued and outstanding under the Revolving Credit Facility, thus reducing the available capacity by the outstanding letters of credit amount.

December 31, 2017
Debt (1)	$607,692

Total capital	1,905,609

Total capitalization	$2,513,301

Debt to total capitalization	24.2%

(1)	For purposes of this calculation, debt consists of (i) the outstanding principal on the Company’s 7.875% senior notes due 2025 of $500.0 million, (ii) a settlement note with an outstanding principal of $5.0 million, and (iii) the Company’s related party EB-5 reimbursement obligation of $102.7 million.